Exhibit 10.1

MINING LEASE

          This Agreement, effective as of the 15TH  day of January, 2007 is between ROBERT STEELE,  ("Owner"),  whose address is; 1075N 400th E,  Nephi, Utah 84648-1022  and CYPRIUM RESOURCES INC. 2170 Nelson Avenue, West Vancouver, British Columbia V7V 2P7  a Nevada corporation qualified to do business in the State of Utah  ("Cyprium").

RECITALS

          Owner represents that it is the owner of 10 Lode Mineral Claims in the State of Utah (the "Property"), more particularly described in Exhibit A attached hereto and incorporated by reference herein.

          Cyprium desires to obtain and Owner is willing to grant a lease of the Property for mining purposes exclusive of the surface rights excepting those surface rights pertaining to mineral lode claims.

          NOW THEREFORE, in consideration of Four Thousand Five Hundred Dollars ($4500.00) U.S., the receipt and sufficiency of which are hereby acknowledged, and further in consideration of the mutual covenants, agreements, and promises herein contained, the parties hereto agree as follows:

          1.       LEASE.

Owner leases the Property to Cyprium for exploration and mining purposes. Further the owner commits to a mutual area of interest of 3000 feet adjacent to and extending from the perimeter of the initial 10 claim block and subject to this agreement and outlined in Exhibit A attached.

          2.       TERM

(a)      The initial term of this Agreement shall be Twenty (20) years from the date hereof, unless sooner surrendered or otherwise terminated.

(b)      Cyprium may extend the initial term of this Agreement for two (2) additional periods of Ten (10) years each by giving Owner notice of such extension not less than thirty (30) days prior to the expiration of the initial term or any extension thereof.

          3.       EXCLUSIVE POSSESSION.

Cyprium shall have the exclusive possession of the Property for mining purposes during the term of this Agreement.

            4.       TITLE.

(a)        Owner warrants that it is in possession of the Property, that it has the right to enter into this Agreement, that except as specifically set forth in Part II of Exhibit A if any, it knows of no other person claiming any interest in the Property, and that except as specifically set forth in Part II of Exhibit A. if any, the Property is free from all liens and encumbrances, except liens for property taxes not yet due and payable, except for annual maintenance fees as required by U.S. mining law.  Owner further warrants to Cyprium the quiet enjoyment of the Property and the right to explore, develop, and mine the same.

(b)       Owner warrants and will defend title to the Property against all persons whomsoever.

(c)       Owner shall provide Cyprium with recording data with respect to BLM Serial Numbers, deeds, easements, or other documents which bear upon Owner's title to the Property, and shall provide Cyprium with copies of all such documents and copies of all title reports and abstracts in Owner's possession or control.  Owner shall upon Cyprium's request, record any such document in Owner's possession or control which has not been recorded.

(d)       At Cyprium's request, Owner shall take all action necessary (including judicial proceedings) to remove any cloud from or cure any defect in his title to the Property or the ground covered thereby.  If Owner fails or refuses to take any such action, Cyprium may take any such action in Owner's name.  Owner agrees to cooperate with Cyptrium in any such action taken.  Cyprium may recover from any production royalty payments thereafter to become due to Owner hereunder all costs and expenses (including attorneys' fees)  incurred by Cyprium any such action.

          5.       UNDIVIDED INTEREST.

If the interest claimed by Owner in any portion of the Property is less than one hundred percent (100%), the interest claimed by Owner is set forth in Exhibit A.  Any representation or warranty of title made by Owner shall apply only to the interest set forth in Exhibit A.

          6.       HOMESTEAD EXEMPTION.

Owner waives and releases all rights, exemptions, and benefits under or by virtue of any homestead, homestead exemption, dower, or courtesy laws, now or hereafter applicable or in force in the jurisdiction in which the property is located.

          7.       ROYALTY.

(a)      Cyprium shall pay to Owner in U.S. funds, a minimum royalty on the dates and in the amount subject to the Agreement as follows: August 15, 2007 in the amount of $4500.00 and then payable annually on August 15 and in the amount of $4500.00 thereafter.

These minimum royalty payments shall be in lieu of any obligation on the part of Cyprium, express or implied, to explore or develop the Property or perform any work thereon.

(b)      Notwithstanding the provisions of Paragraph 23 (c) herein, Cyprium shall be obligated to make the minimum royalty payment due on the Anniversary Date in 2007.

(c)      Cyprium shall pay to Owner a royalty of 2 1/2% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the Property and sold or processed by Cyprium.  There shall be credited against the production royalty payments provided for in this subparagraph (b) all minimum royalties theretofore paid pursuant to the foregoing subparagraph (a).

(d)      "Net Returns" means:

          (i)  in the case of ores, minerals, or other products which are sold by Cyprium in the crude state, the amount received by Cyprium from the purchaser of the ores, minerals, or other products, less the following items to the extent borne by Cyprium: sales, severance, and other similar taxes and charges for and taxes on transportation from the mine to the place of sale,

          (ii)  in the case of ores, minerals, or other products which are processed by or for the account of Cyprium and sold as concentrates or other intermediate products, the amount received by Cyprium from the purchaser of the concentrates or other intermediate products, less the following items to the extent borne by Cyprium:  sales, severance, and other similar taxes, purchaser's smelter or other processing charges or costs, and charges for and taxes on transportation from the plant producing the concentrates or other intermediate products to the place of sale,

          (iii)   in the case of ores, minerals or other products which are processed by or for the account of Cyprium to produce concentrates or other salable intermediate products which are smelted or otherwise further processed by or for the account of Cyprium, the market value of the concentrates or other salable intermediate products f.o.b. the plant producing the concentrates or other salable intermediate products, less any amount equal to the sales, severance, or other similar taxes which would have been imposed had the concentrates or other salable intermediate products been sold, and

          (iv)   in all other cases, the amount received by Cyprium from the purchaser of the ores, minerals, concentrates, or other products, less the following items to the extent borne by Cyprium: sales, severance, and other similar taxes, purchaser's treatment charges or costs, and charges for and taxes on transportation from the mine to the place of sale.

(e)      All royalty payments with respect to ores, minerals, or other products which are sold by Cyprium in the crude state or as concentrates or other intermediate products shall be made on or before the 25th day of the month following the calendar quarter in which payment is received for such ores, minerals, or other products.  All royalty payments with respect to ores, minerals, or other products which are processed by or for the account of Cyprium to produce concentrates or other salable intermediate products which are smelted or otherwise further processed by or for the account of Cyprium shall be made on or before the 25th day of the month following the calendar quarter in which such ores, minerals, or other products are first processed.  All royalty payments shall be accompanied by a statement indicating the amount of ores, minerals, concentrates, or other products sold or processed and the computation of the royalty being paid.

(f)      Within ninety (90) days after the end of Cyprium's fiscal year, Cyprium will furnish an unaudited year end statement showing the amount of royalties paid Owner during the fiscal year.  All year end statements shall be conclusively presumed true and correct after the expiration of three (3) months from the date furnished, unless within the three-month period Owner takes written exception, specifying with particularity the items excepted to and the ground for each exception.  Owner shall be entitled to an annual independent audit of the matters covered by the statement, at his expense, provided he selects for the audit an accounting firm of recognized standing, at least one of whose members is a Registered Chartered Accountant in Canada.

(g)      If at any time during the term of this Agreement it appears that one or more third parties may have a claim of ownership in the Property, the minerals lying in or under the Property, or royalties or other payments with respect to the Property, Cyprium may withhold from any payments which would otherwise be due to Owner under the terms of this Agreement an amount sufficient to satisfy the claims.  Cyprium shall deposit the amount withheld in escrow, giving notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court, or otherwise.  Owner shall pay when due and before delinquent all taxes required by this Agreement to be paid by Owner and all mortgage and other payments required to preserve Owner's interest in the Property.  Owner shall furnish Cyprium with receipts or other evidence of such payments.  If at any time during the term of this Agreement it appears that any one or more third parties may have a claim against the Property by reason of any tax, mortgage, or other lien, Cyprium may pay any past due payments and shall be subrogated to all rights of the holder against Owner.  If Cyprium makes any payments to one or more third parties as a result of any claim of ownership, tax, mortgage or lien, either by way of contract, settlement, compromise, pursuant to final judgement of any court of record, or otherwise, Cyprium may recover from Owner or from any payments thereafter to become due to Owner hereunder the amount of any payment and all costs and expenses (including attorneys' fees) incurred by Cyprium in connection with the claim of ownership, tax mortgage, or lien.

(h)      If Cyprium stockpiles any ores, minerals or other products upon other property for a period longer than six (6) months, Cyprium shall pay Owner a provisional royalty of seventy-five (75%) of the estimated royalty.  When such ores, minerals, or other products are sold or processed by Cyprium, Cyprium shall pay to or recover from Owner the difference between the provisional royalty paid and the amount of royalty determined as provided in subparagraph (d), above.

          8.       WORK OBLIGATION.

On or before the Second Anniversary date of this agreement, Cyprium shall have performed work on or for the benefit of the Property in an amount equivalent to $5,000.00 U.S.  The type and nature of such work shall be at the sole discretion of Cyprium.  The owner shall be responsible for all maintenance payments due on the initial Lode Claims for the duration of this agreement but it shall be Cyprium’s obligation to pay the initial filing fee and maintenance fee on any additional claims acquired within the mutual area of interest for the duration of this Agreement.

          9.       STOCKPILING.

Cyprium may stockpile any ores, minerals, or other products form the Property at such place or places as Cyprium may elect, either upon the Property or upon other property.

          10.     COMMINGLING.

Cyprium may commingle ore, minerals, concentrates, or other products from the Property ("Subject Ore") with ore, minerals, concentrates, or other products from other property ("Other Ore").  Before commingling, Cyprium shall weigh and sample the Subject Ore and Other Ore in accordance with sound mining and metallurgical practice for moisture and metal content and assay the samples to determine metal content.  Cyprium shall keep records showing weights, moisture, percent metal content, and gross metal content of the Subject Ore and Other Ore.  Royalties shall be allocated between Subject Ore and Other Ore on the basis of gross metal content, with regard being given to the difference, if any, between the royalty rate on Subject Ore and the royalty rate on Other Ore.

          11.      PAYMENTS.       (a)  Cyprium shall make all payments due Owner hereunder (except for the amount paid directly to Owner upon execution of this Agreement) by check, which shall be made payable to and shall be transmitted to Robert Steele whose address is 1075 North 400 East  Nephi, Utah  84648-1022 or any successor back (the "Bank"), with instructions to deposit the same to Owner's credit.  Upon making the payment to the Bank, Cyprium shall be deemed to have made the payment to the Owner, its heirs, representatives, successors, and assigns, and thereupon Cyprium shall be discharged to the same extent as if the payment had been made to Owner or to any person, firm, or corporation entitled thereto, and Cyprium shall not be liable for the ultimate distribution or receipt of any payment.  Owner shall instruct the Bank as to the disbursement of the payments and shall bear all charges of the Bank relating to the receipt and disbursement of the payments.  If any person entitled to payments under this Agreement dies, Cyprium may make the payments to the credit of the personal representatives of the deceased at the Bank.  If the Bank should fail, liquidate, or be succeeded by another bank, or if for any reason it should not accept any payment, Cyprium shall not be in default with respect to the payment until thirty (30) days after Owner has delivered to Cyprium an instrument signed by Owner and by the Bank therein named, naming another bank to receive and disburse payments hereunder.

(b)      If no bank is named in the preceding subparagraph (a), Cyprium may make all payments due Owner hereunder either (i) by check which shall be made payable to all Owners jointly and shall be transmitted as provided in paragraph 27, entitled "Notices", or (ii) by separate checks which shall be payable to each individual Owner separately and shall be transmitted to each individual Owner at such address as Cyprium may have for such Owner.  In determining the amount payable to each individual Owner, Cyprium may assume, in absence of anything to the contrary set forth in this Agreement, that the Property is held in equal undivided interests by all individual Owners, and that a husband and wife own equal undivided interests.

          12.     OPERATIONS.

(a)      During the term of this Agreement, Cyprium shall have free and unrestricted access to the Property, and shall have the right pursuant to U.S. Mining Law and Utah State Mining Regulations:

         (i)  to explore, develop, and mine the Property, and to extract, remove, and sell or otherwise dispose of for its own account any and all ores, minerals, concentrates, or other products,

         (ii)  to remove ores, air, water, waste, and materials from the Property by means of underground or surface operations on or in the Property,

         (iii)  to deposit ores, water, waste, and materials from the Property or other property on or in the Property, and to use any part of the Property for waste dumps and tailing disposal areas,

         (iv)  to conduct on or in the Property general mining, milling, processing, and related operations respecting the Property and other property, and to use any part of the Property for any purposes incident to such operations, and

         (v)  to erect, construct, use, and maintain on the Property such roads, buildings, structures, machinery, equipment, personal property, fixtures, and improvements as may be necessary or convenient for the conduct of Cyprium's operations.

(b)      Cyprium shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice.  All decisions with respect to exploration, development, and mining of the Property and the selling of ores, minerals, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by Cyprium in its sole discretion.  Cyprium may sell ores, minerals, concentrates, or other products, and may stockpile ores, minerals, concentrates, or other products for any length of time before selling the same.  there are no covenants or agreements regarding these matters other than those expressly set forth herein.

(c)      Cyprium may use any mining method in accordance with Federal and State Mining Laws, whether or not the method is in general use at the time of the execution of this Agreement, including, without limitation, underground mining (including methods, such as block caving, which result in the disturbance or subsidence of the surface), surface mining (including strip mining, open pit mining, and dredging), and in situ mining (including solution mining, leaching, gasification, and liquefication).

(d)      Cyprium shall comply with all laws and regulations governing its operations on the Property.  If this Agreement is inconsistent with or contrary to any law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly.

(e)      Cyprium may use existing roads, if any, on the Property, and upon approval of regulatory authorities, may construct and maintain at its own expense any additional roads reasonably necessary or convenient for the conduct of Cyprium's operations on the Property or on other property.  Cyprium will endeavor to construct any such additional roads on the Property at a location agreeable to Owner and Cyprium.  All additional roads shall be constructed and maintained in such manner to bear the traffic necessary to Cyprium's operations.  Owner may use any additional road so long as its use does not interfere with Cyprium's use.  Upon notice to Cyprium given within thirty (30) days after the termination of this Agreement, Owner may require that all or any part of any additional road be plowed up.

          13.     DUMPS and TAILINGS.

All dumps, tailings, or residue remaining after mining, milling, or subsequent processing of ores, minerals, concentrates, or other products from the Property shall be the sole and exclusive property of Cyprium, unless such dumps, tailings, or residue remain upon the Property after the period of the time provided for in paragraph 24, entitled "Removal of Property", in which case the dumps, tailings, or residue shall be the property of Owner.

          14.     NO IMPLIED COVENANTS.

No covenants or conditions relating to the exploration, development, mining, or related operations on or in connection with the Property, or the timing thereof, other than those expressly provided in this Agreement, shall be implied.  After commencing any exploration, development, mining, or related operations on or in connection with the Property, or the timing thereof other than those expressly provided in this Agreement, shall be implied,  After commencing any exploration, development, mining or related operations on or in connection with the Property, Cyprium may in its sole discretion curtail or cease such operations so long as it continues to make any payments due Owner under this Agreement.

          15.     WATER and MATERIALS.

(a)      To the extent that Owner may do so, Owner grants to Cyprium the free use of water from the Property for use in Cyprium's operations, but Cyprium shall not use water from Owner's wells, tanks, or surface reservoirs without first obtaining the written consent of Owner.

(b)      To the extent that Owner may do so, Owner grants Cyprium the free use of timber, stone, sand, and gravel, clay, earth, and other materials from the Property for use in Cyprium's operations.

          16.     TAXES.

Owner shall pay all taxes levied against the Property, if any, prior to the date of this Agreement.  Cyprium shall pay or reimburse Owner for all taxes levied against the Property, if any, during the term of this Agreement to the extent that such taxes are assessed or levied solely upon the mineral estate in the Property or are based upon Cyprium's operations.

          17.     INSURANCE.

Cyprium shall carry at all times during the term of this Agreement insurance required by state laws and mining regulations.

          18.     INSPECTION.

(a)      Owner or its authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at Owner's own risk and so as not to hinder unreasonably the operations of Cyprium.  Owner shall indemnify and hold Cyprium harmless from any damage, claim or demand by reason of injury to or the presence of Owner, its agents or representatives on the Property.

(b)      Owner or its authorized representative may, at any reasonable time, inspect any records pertinent and necessary for substantiating the compliance of Cyprium with the provisions of this Agreement.

          19.     DATA.

(a)      Upon the execution of this Agreement, Owner shall deliver to Cyprium all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Property (or copies thereof) which are in Owner's possession or control.

(b)      Upon the surrender or other termination of this Agreement Cyprium shall, within sixty (60) days after termination, (i) return to Owner all drill core and original data delivered by Owner to Cyprium which are then in Cyprium's possession or control, and (ii) make available for inspection by Owner all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, drill core, and results of assaying and sampling pertaining to the Property which Cyprium has obtained as a result of its exploration work under this Agreement and which are then in Cyprium's possession or control.  Upon Owner's request made within sixty (60) days after termination of this Agreement, Cyprium shall, at Owner's expense, provide Owner with the drill core designated by Owner and with copies of any portion of the factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling designated by Owner.  Cyprium makes no representation or warranty as to the accuracy or completeness of any such data or information, and shall not be liable on account of any use by Owner or any other person of any such data or information.  Cyprium shall not be liable for the loss or destruction of any drill core.

          20.     CONFIDENTIALITY.

All information obtained by Cyprium or its authorized representatives from Cyprium arising out of Cyprium's activities on the Property pursuant to this Agreement shall be kept strictly confidential by Owner and shall hot be released to any third party except upon the prior written consent of Cyprium.

          21.     TERMINATION and SURRENDER.

(a)      If Cyprium fails to comply with any of the provisions of this Agreement, including paragraph 7, entitled "Royalty", and if Cyprium does not initiate and diligently pursue steps to correct the default within thirty (30) days after notice has been given to it by Owner specifying with particularity the nature of the default, then upon the expiration of the thirty-day period, all rights of Cyprium under this Agreement (except as provided in paragraphs 24 and 25, entitled "Removal of Property" and "Access") shall terminate, and all liabilities and obligations of Cyprium (except liabilities existing of the date of termination, except as provided in paragraph 21, entitled "Royalty" then due or, in the case of production royalties, then accrued) shall terminate.  Any default claimed with respect to the payment of money may be cured by the deposit in escrow of the amount in controversy (not including claimed consequential, special, exemplary, or punitive damages) and giving of notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court or otherwise.  If Cyprium by notice to Owner disputes the existence of a default, then this Agreement shall not terminate unless Cyprium does not initiate and diligently pursue steps to correct the default within thirty (30) days after the existence of a default has been determined by decision of a court or otherwise.

(b)     Subject to the right of Owner to terminate this Agreement as provided in the foregoing subparagraph (a), controversy between the parties hereto shall not interrupt performance of this Agreement or the continuation of operations hereunder.  In the event of any controversy, Cyprium may continue operations hereunder and shall make the payments provided for herein notwithstanding the existence of the controversy.  Upon the resolution of the controversy, such payments or restitutions shall be made as required by the terms of the decision of the court or arbitrators, or otherwise.

(c)     Cyprium may at any time terminate this Agreement as to all or any part of the Property by delivering to Owner or by filing of record in the appropriate office (with a copy to Owner) a good and sufficient Surrender of this Agreement or a Partial Surrender describing that portion of the Property as to which this Agreement is surrendered.  Upon mailing the Surrender or Partial Surrender to Owner or to the appropriate office, all rights of Cyprium under this Agreement with respect to the portion of the Property as to which this Agreement is terminated (except as provided in paragraphs 24 and 25, entitled "Removal of Property" and "Access") shall terminate and all liabilities and obligations of Cyprium with respect to the portion of the Property as to which this Agreement is terminated (except liabilities existing of the date of termination, except as provided in paragraph 21, entitled "Data", and except liability for payments under paragraph 7, entitled "Royalty" then due or, in the case of production royalties, then accrued) shall terminate.  Notwithstanding the provisions of this paragraph, Cyprium must retain a minimum of 320 acres of the Property subject to this Agreement in order to maintain this Agreement in effect.

          22.     REMOVAL of PROPERTY.

For a period on six (6) months after the termination of this Agreement Cyprium shall have the right (but not the obligation) to remove from the Property all broken or stockpiled ore, minerals, concentrates, or other products (subject to the payment of the royalties provided for in this Agreement). dumps, tailings, and residue, and all buildings, structures, machinery, equipment, personal property, fixtures, and improvements owned by Cyprium or erected or placed on or in the Property by Cyprium, except mine timbers in place.  Cyprium may keep one or more watchmen on the Property during the six-month period.

          23.     ACCESS.

For as long as necessary after termination of this Agreement, Cyprium shall execute one or more instruments granting to Cyprium without costs to Cyprium easements upon, over, or through other property owned by Owner, for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for Cyprium's operations on the Property or on other property

          23.     EASEMENTS.

If requested by Cyprium during the term of this Agreement, Owner shall execute one or more instruments granting to Cyprium without costs to Cyprium easements upon, over, or through the Property or upon, over, or through other property owned by Owner, for the construction, maintenance use and removal of pipe lines telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for Cyprium's operations on the Property or on other property.

          24.     NOTICES.

All notices and other communications to either party shall be in writing and shall be sufficiently given if delivered in person or sent by certified or registered mail, return receipt requested, addressed as hereinafter set forth.  Notices given by mail shall be deemed delivered as of the date of mailing.  Until a change of address is communicated as indicated above, all notices to Owner shall be addressed:

Mr. Robert E. Steele
1075 North 400 East
Nephi, Utah
84648-1022

and all notices to Cyprium shall be addressed:

Cyprium Resources Inc.
2170 Nelson Avenue
West Vancouver , British Columbia
V7V 2P7

          26.     ASSIGNMENT.

(a)      The rights of either party hereunder may be assigned in whole or in part, subject to the provisions hereinafter set forth.

(b)      No change or division in the ownership of the Property or the payments provided for herein, however accomplished, shall enlarge the obligations or diminish the rights of Cyprium.  Owner covenants that any change in his ownership shall be accomplished in such a manner that Cyprium shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, Cyprium may retain all monies otherwise due to Owner until the breach has been cured.  No change or division in ownership shall be binding on Cyprium until thirty (30) days after Owner has given Cyprium a certified copy of the recorded instrument evidencing the change or division.

(c)      If Owner desires to sell or otherwise dispose of all or any part of his interest in the Property or in this Agreement, Owner shall first offer the interest to Cyprium stating the interest proposed to be sold or otherwise disposed of, the offering price (which may include deferred payments), and other terms and conditions of sale.  Cyprium may accept the offer by notice to Owner given within sixty (60) days following the effective date of Owner's offer.  If Cyprium does not accept Owner's offer, Owner may sell or otherwise dispose of the interest offered to Cyprium at a price and upon terms and conditions equal to or less favorable to the third party than those offered to Cyprium provided that the sale or other disposition is effectuated within one hundred and twenty (120) days from the effective date of Owner's offer.

          27.     FORCE MAJEURE.

(a)      If Cyprium shall be prevented by Force Majeure from timely performance of any of its obligations hereunder (except the payment of money to Owner), the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the Force Majeure.  Upon the occurrence and upon the termination of any Force Majeure, Cyprium shall promptly notify Owner.  Cyprium shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

(b)      "Force Majeure" means any cause beyond Cyprium's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; unusually severe weather; mining casualty; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God; unavailability of a suitable market for the ores, minerals, concentrates, or other products from the

Property; and excessive costs of mining, milling, processing or marketing, or insufficient prices available for the ores, minerals, concentrates, or other products produced from the Property, which render Cyprium's operations uneconomic.

          28.     SHORT FORM.

Contemporaneously herewith, Cyprium and Owner have executed and delivered a Short Form of Agreement.  Cyprium may record the Short Form or this Agreement, or both, as it may elect.

          29.     INUREMENT.

All covenants, conditions, limitations, and provisions therein contained apply to and are binding upon the parties hereto, their heirs, representatives, successors, and assigns.

          30.     MODIFICATION.

No modification, variation, or amendment of this Agreement shall be effective unless the modification, variation or amendment is in writing and is signed by Owner and Cyprium.

          31.     WAIVER.

No waiver of any breach or default under this Agreement shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed.  No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

          32.     CONSTRUCTION.

The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement.  The term "Owner" shall be deemed to be a singular or plural, and shall be deemed to be masculine or feminine, or both, or neuter, whenever the construction of this Agreement so requires.

          33.     GOVERNING LAW.

The formation, interpretation, and performance of this Agreement shall be governed by the law of the State of Utah.

          34.     INVALIDITY.

The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

          35.     COUNTERPARTS.

This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original.

          36.     ADDITIONAL DOCUMENTS.

Owner will provide Cyprium with such additional documents as may be necessary to carry out the purposes of this Agreement.  If conditions change by reason of conveyances, assignments, or other matters relating to the title to or description of the Property, Owner and Cyprium shall execute amendments of this Agreement and the Short Form of Agreement, and any other documents which may be necessary to reflect such changed conditions.

          38.     ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement of the parties and, except as therein expressly provided, supersedes all previous and contemporaneous agreements, representations, warranties, or understandings, written or oral.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    /s/ Robert L Steele
                                   Robert L. Steele

                                    /s/ John J. Sutherland
                                    By: John J. Sutherland
                                    President and Director
                                    Cyprium Resources Inc.
                                    British Columbia